Exhibit 99.1

FOR IMMEDIATE RELEASE CONTACT: Vince Estrada, VISICU Senior Vice President and Chief Financial Officer (410)-843-4530, vestrada@visicu.com
VISICU Reports Fourth Quarter and Year-End Results
Delivers Strong Revenue and Operating Income Growth; Provides 2007 Guidance
Baltimore, Maryland — February 7, 2007 — VISICU, Inc. (Nasdaq: EICU), a healthcare information technology and clinical solutions company focused on transforming the delivery of care to the highest acuity patients in the hospital, today announced financial results for the fourth quarter and year-ended December 31, 2006. The company reported significantly higher revenue and operating income from the prior year:
•	Revenue for the year was $30.2 million, a 65% increase over 2005 revenue of $18.4 million.

•	Adjusted operating income for the year increased to $7.7 million, resulting in a 26% adjusted operating margin, from an adjusted operating loss of $(632,000) last year. Adjusted operating income (loss) and adjusted operating margin exclude non-cash stock-based compensation expense included in the GAAP results.

•	GAAP operating income for the year increased to $5.2 million, resulting in a 17% operating margin, from a GAAP operating loss of $(1.7) million last year. GAAP operating income (loss) includes non-cash stock-based compensation expense of $2.5 million and $1.1 million in 2006 and 2005, respectively.

•	Pre-tax income for the year increased to $9.6 million from a pre-tax loss of $(1.4) million last year. Net income for 2006 was $6.0 million, or $0.18 per diluted share.

•	Total revenue backlog at the end of the fourth quarter amounted to $71.6 million, an increase of $1.4 million over December 31, 2005.
“We are pleased with our financial results in 2006,” said Frank Sample, Chairman and CEO of VISICU. “As we enter 2007, we are in strong financial position to build upon our market leadership. We have now contracted for approximately 9% of the country’s estimated 60,000 adult ICU beds in over 180 hospitals. In addition, in 2006 we experienced a 51% increase in the number of ICU beds that have been activated under an eICU Program.”

“It was also a very exciting year in terms of the positive impact our customers are having on the care they provide to the highest acuity patients in their hospitals. Based on the findings published in 3 articles and 19 abstracts, and analysis of our comprehensive database representing over 250,000 patients annually, significant clinical and financial benefits have been achieved. As we noted in a press release issued in October, 2006, data from a broad cross section of our customer base demonstrated a 20% lower severity-adjusted hospital mortality rate than the national average for ICU patients. In addition, among other notable benefits, some customers have experienced a 15-20% reduction in severity-adjusted length of stay in the ICU and hospital. Extrapolating these results to the over four million ICU admissions that occur annually in the United States would result in over 100,000 lives saved each year and millions of dollars in annual cost savings.”
“Our customers’ compelling results attest to the value of having intensivists proactively involved in the care of ICU patients,” added Mr. Sample. “These results are integral to setting a new standard of care for critically ill patients and we believe that the market is beginning to recognize the unique value delivered by the care transforming properties of the eICU Program.”
Outlook
“Our goal in 2007 is to build upon our leadership position as a provider of innovative clinical and transformational solutions in the delivery of care to the highest acuity patients in the hospital by making substantial investments in sales, marketing and research and development,” concluded Mr. Sample.
The Company expects organic revenue growth for the year 2007 of 25-26%. It expects 2007 operating margins, excluding estimated stock-based compensation and litigation expenses, to be 25-26% and expects GAAP operating margins, including stock based compensation and litigation expenses, to be 11-12%. It also expects diluted earnings per share in 2007 of $0.17-$0.18 which includes an estimated tax-effected impact of $0.09 per share in stock-based compensation and litigation expenses, up from $0.05 per share in tax-effected stock-based compensation and litigation expenses in 2006. Excluding the impact of estimated stock-based compensation and litigation expenses, the Company expects diluted earnings per share in 2007 of $0.26-$0.27.
Conference Call Information
A conference call and audio webcast will be held today, Wednesday, February 7, 2007 at 4:30 p.m. EST. Participants can access the call by dialing 913-981-5533 or access the audio webcast through the company’s website at www.VISICU.com under the Company/Investor Relations section. A replay of the call will be available approximately three hours after the call has ended and will be available until 11:59 p.m. (EST) on Wednesday, February 14, 2007. To access the replay, dial 719-457-0820 and enter the conference passcode number: 4933764. A replay will also be archived online on the company’s corporate website at www.VISICU.com.
About VISICU, Inc.
VISICU, Inc. is a healthcare information technology and clinical solutions company transforming the delivery of critical care through its eICU Program. The eICU Program restructures the practice of critical care by using remote monitoring technology to allow systems to centralize scarce critical care trained staff to improve coverage and to allow intervention to prevent or manage crises. For more information, visit www.VISICU.com. VISICU® and eICU® are registered trademarks of VISICU, Inc. All rights reserved. visicu-f

Safe Harbor Statement
This release contains forward-looking statements that are made pursuant to the provisions of Section 21E of the Securities and Exchange Act of 1934, as amended. These forward-looking statements involve a number of risks and uncertainties. Investors are cautioned that statements in this press release that are not strictly historical statements constitute forward-looking statements. It is important to note that the company’s performance, and actual results, financial condition or business could differ materially from those expressed in the forward-looking statements. The words “outlook”, “positions us”, “guidance”, “expects”, “estimates”, “intends”, “plans”, “projects”, “anticipates”, “believes” or the negative of these words, variations thereof or similar expressions are intended to identify such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: market acceptance of the company’s principal product offering and any new product releases, the performance and reliability of our products and services, the company’s ability to attract and retain new customers, renewal rates of the company’s existing customers, financial and budget constraints of hospitals, changes in the company’s or competitors’ pricing practices, quarterly operating results may vary, stock price may be volatile, changes in the healthcare industry, the introduction or availability of competing products or services and other competitive factors, changes in the government regulation of our products and services, and the possibility of unfavorable outcomes in regulatory and legal proceedings relating to VISICU’s patent that are pending currently or that could be initiated in the future. Additional discussion of these and other factors affecting the company’s business is contained in the company’s periodic filings with the Securities and Exchange Commission. The company undertakes no obligation to update forward-looking statements to reflect changed assumptions the occurrence of unanticipated events or changes in future operating results, financial condition or business over time.
Use of Non-GAAP Financial Measures
Adjusted operating income (loss) and adjusted operating margins as described in this release and in the attached financial statement tables are not measures of financial performance under generally accepted accounting principles (GAAP) and should not be considered a substitute for or superior to GAAP operating income (loss) and operating margins. Management believes the non- GAAP results provide useful information to both management and investors by excluding certain expenses that may not be indicative of our core results and provides for consistency in financial reporting. Management provides these non-GAAP financial measures because it believes they provide greater transparency with respect to supplemental information used by management in its financial and operational decision making. Specifically, these non-GAAP measures are provided to enhance investor’s overall understanding of the company’s current financial performance and the company’s future prospects. For the reconciliation of adjusted operating income (loss) and operating margins to GAAP, please refer to the information included in the attached tables of this press release.

Visicu, Inc.
Condensed Statements of Operations
(In thousands except per share data)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2006	2005	2006

Revenues	$5,794	$7,889	$18,352	$30,245

Direct cost of revenues	1,211	1,377	3,866	5,757

Gross profit	4,583	6,512	14,486	24,488

Operating expenses	4,606	4,889	16,176	19,307

Income (loss) from operations	(23)	1,623	(1,690)	5,181

Interest income	111	1,546	347	4,442
Interest expense	(4)	(1)	(16)	(6)

Income (loss) before income taxes	84	3,168	(1,359)	9,617

Income tax expense (benefit)	(79)	1,203	(11,426)	3,595

Net income	163	1,965	10,067	6,022

Accretion of preferred stock	—	—	(354)	—

Net income attributable to common stockholders	$163	$1,965	$9,713	$6,022

Net income attributable to common stockholders per share:
Basic	$0.04	$0.06	$2.61	$0.24
Diluted	$0.01	$0.06	$0.38	$0.18

Weighted average shares outstanding used in computing per share amounts:

Basic	4,215	32,142	3,722	24,781

Diluted	27,922	34,534	26,816	32,787

Visicu, Inc.
Reconciliation Between GAAP and Adjusted Operating Income (Loss)
(In thousands)
(Unaudited)

	Three Months Ended December 31,
	2005	2006

Income (loss) from operations	$(23)	$1,623
Non-cash stock-based compensation	481	843

Adjusted income from operations	$458	$2,466

Visicu, Inc.
Reconciliation Between GAAP and Adjusted Operating Income (Loss)
(In thousands)
(Unaudited)

	Year Ended December 31,
	2005	2006

Income (loss) from operations	$(1,690)	$5,181
Non-cash stock-based compensation	1,058	2,533

Adjusted income (loss) from operations	$(632)	$7,714

Visicu, Inc.
Condensed Balance Sheets
(In thousands)

	December 31,	December 31,
	2005	2006
		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$11,379	$74,188
Marketable securities	—	46,047
Accounts receivable	8,971	11,465
Prepaid expenses and other current assets	527	1,686
Deferred tax assets	9,300	7,915

Total current assets	30,177	141,301

Property and equipment, net	1,780	1,631
Deferred contract costs	4,538	4,477
Marketable securities	—	2,960
Deferred tax assets	6,604	6,140
Other assets	1,601	503

Total assets	$44,700	$157,012

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable and accrued expenses	$1,950	$1,244
Accrued compensation and related costs	1,478	1,581
Deferred revenue	23,516	30,290
Other current liabilities	25	27

Total current liabilities	26,969	33,142

Other long-term liabilities	575	468
Deferred revenue	24,097	19,074

Total liabilities	51,641	52,684

Stockholders’ equity (deficit)	(6,941)	104,328

Total liabilities and stockholders’ equity (deficit)	$44,700	$157,012

Visicu, Inc.
Condensed Statements of Cash Flows
(In thousands)
(Unaudited)

	Year Ended December 31,
	2005	2006

Net income	$10,067	$6,022
Adjustments to reconcile net income to net cash provided by operating activities	(10,026)	4,345
Changes in operating assets and liabilities	10,813	(496)

Net cash provided by operating activities	10,854	9,871

Purchases of property and equipment	(1,153)	(700)
Purchases of marketable securities, net	—	(49,007)
Other investing activity changes	(49)	(115)

Net cash used in investing activities	(1,202)	(49,822)

Proceeds from issuance of common stock, net	—	100,720
Exercise of options to purchase common stock	964	1,063
Excess tax benefit from stock-based compensation	—	1,001
Dividend paid	(7,767)	—
Other financing activity changes	(109)	(24)

Net cash provided by (used in) financing activities	(6,912)	102,760

Net increase in cash and cash equivalents	2,740	62,809

Cash and cash equivalents at beginning of period	8,639	11,379

Cash and cash equivalents at end of period	$11,379	$74,188

Contact Information: VISICU, Inc. Vincent E. Estrada, SVP and Chief Financial Officer (410) 843-4530, vestrada@visicu.com